Exhibit 10.1

NATIONAL SEMICONDUCTOR CORPORATION

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2008

NATIONAL SEMICONDUCTOR CORPORATION

DEFERRED COMPENSATION PLAN

PLAN DOCUMENT

AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008

THIS DEFERRED COMPENSATION PLAN ("Plan") originally adopted by National Semiconductor Corporation, a corporation organized and existing under the laws of the State of Delaware, (hereinafter referred to as the "Employer") originally effective as of June 1, 2001, as hereby amended and restated effective as of January 1, 2008:

WITNESSETH:

WHEREAS, the Employer adopted this Plan to consolidate previously deferred incentive awards under the Key Employee Incentive Plan (“KEIP”), Executive Officer Incentive Plan (“EOIP”), and Key Employee Bonus Plan (“KEBP”) and to continue to allow certain participants in the Employee Variable Pay Plan (“EVP”) and EOIP the ability to defer payment of their incentive awards under those plans; and

WHEREAS, the Employer’s Benefit Restoration Plan (“BRP”) previously permitted certain BRP participants to defer up to 30% of Compensation as Annual Savings Restoration Amounts and provided Annual Profit Sharing Restoration Amounts for participants whose benefits under the National Semiconductor Corporation Retirement and Savings Program (RASP) were limited by the Internal Revenue Code; and

WHEREAS, the Employer desires to combine into the Plan the provisions of the BRP that permit the deferral of Compensation and provide for Annual Profit Sharing Restoration Amounts, in order to create a single plan and to provide additional flexibility with respect to future deferrals; and

WHEREAS, the Employer also desires to transfer Annual Matching Restoration Amounts, Annual Profit Sharing Restoration Amounts and Annual Savings Restoration Amounts previously accrued under the BRP so that they may be held under a single plan; and

WHEREAS, the Employer wishes to amend and restate the Plan in order to achieve the goals set forth above;

NOW, THEREFORE, in consideration of the promises herein contained, it is hereby declared as follows:

ARTICLE 1

Definitions

When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context.

1.01     “ Account” shall mean the Account established pursuant to Section 3.05 of the Plan.

1.02     “Annual Matching Restoration Amount” shall mean the amount (as previously defined under the BRP) that remained to the credit of a Participant under the BRP as of October 31, 2001 and which will no longer be payable under the BRP after October 31, 2001. Once this amount is credited to a Participant Account under the Plan, a Participant will no longer have any right to the amount previously credited under the BRP. In no event shall a Participant be entitled to the amount credited under this Plan and the amount that was credited to an account under the BRP prior to November 1, 2001.

1.03     “Annual Profit Sharing Restoration Amount” shall mean the amount previously determined in accordance with Section 3.02 of this Plan prior to the amendment and restatement of the Plan.

Such amount shall also include the Annual Profit Sharing Restoration Amount that remained to the credit of a Participant under the BRP as of October 31, 2001 and which will no longer be payable under the BRP after October 31, 2001. Once this amount is credited to a Participant Account under the Plan, a Participant will no longer have any right to the amount previously credited under the BRP. In no event shall a Participant be entitled to the amount credited under this Plan and the amount that was credited to an account under the BRP prior to November 1, 2001.

1.04     “Annual Savings Restoration Amount” shall mean the amount (as previously defined under the BRP) that remained to the credit of a Participant under the BRP as of October 31, 2001, and which will no longer be payable under the BRP after October 31, 2001. Once this amount is credited to a Participant Account under the Plan, a Participant will no longer have any right to the amount previously credited under the BRP. In no event shall a Participant be entitled to the amount credited under this Plan and the amount that was credited to an account under the BRP prior to November 1, 2001.

1.05    " Beneficiary" shall mean the person or persons last designated by a Participant, by written notice filed with the Committee, to receive a Plan Benefit upon his or her death. In the event a Participant fails to designate a person or persons as provided above or if no Beneficiary so designated survives the Participant, then for all purposes of this Plan, the Beneficiary shall be, in order of preference, the Participant’s surviving spouse, or, if none, the Participant's children, in equal shares, or, if none, the Participant's estate.

1.06     “Benefits” shall mean the value of the Participant’s Account as credited to the investment options selected by the Participant from among the investment options authorized by the Committee from time-to-time under the Plan as reflected in the records of the Participant’s Account as described in Sections 3.05 and 3.06 of the Plan.

1.07     “Board” shall mean the Board of Directors of National Semiconductor Corporation.

1.08     “BRP” shall mean the National Semiconductor Corporation Benefit Restoration Plan.

1.09     “Committee” shall mean The Retirement and Savings Program Administrative Committee.

1.10    “Compensation” shall mean the sum of:

(a)      the Employee’s basic or regular rate of compensation for each payroll period during that portion of a Plan Year in which the Employee is a Participant in the Plan, plus

(b)      all overtime, lead time, draws from the Sales Employee Variable Pay Plan, and shift differential income received during that portion of a Plan Year in which the Employee is a Participant in the Plan.

Compensation does not include Incentive Awards.

1.11     “Deferred Compensation Amount” shall mean the amount determined in accordance with Section 3.04 of this Plan.

1.12     “Deferred Incentive Award Amount” shall mean the amount of a Participant’s Incentive Award that is deferred with respect to a particular fiscal year of the Employer as determined in accordance with Section 3.03 of this Plan.

Such amount also includes amounts credited to a Participant Account in the Plan as of June 1, 2001 from amounts that remained to the credit of a Participant under the provisions of the KEIP, EOIP or KEBP as of May 31, 2001. In no event shall a Participant be entitled to the amount credited under this Plan and the amount that was credited to an account under the KEIP, EOIP or KEBP prior to June 1, 2001.

1.13     “Effective Date” shall mean originally June 1, 2001, except that the provisions relating to the deferral of Compensation, Annual Profit Sharing Restoration Amounts and the consolidation of prior Annual Matching Restoration Amounts, prior Annual Profit Sharing Restoration Amounts, and prior Annual Savings Restoration Amounts under the BRP which remained to the credit of a participant in the BRP as of October 31, 2001, shall be effective November 1, 2001. The effective date of the most recent amendment and restatement of the Plan is January 1, 2008.

1.14      “Employer” shall mean National Semiconductor Corporation.

1.15       “Incentive Award” shall mean the amount payable to an Employee either under the Employer’s Executive Officer Incentive Plan (EOIP) or the Employee Variable Pay Plan (EVP).

1.16     “Participant” shall mean an eligible Employee of the Employer who satisfies the eligibility requirements of Section 2.01 of the Plan.

1.17     “Plan” shall mean the National Semiconductor Corporation Deferred Compensation Plan, as amended from time to time.

1.18      “Plan Year” shall mean the Employer’s fiscal year.

1.19     “RASP” shall mean the National Semiconductor Corporation Retirement and Savings Program, or any successor plan (or plans) thereto. In the case of any successor plan, references herein to Sections of the RASP shall be interpreted as corresponding Sections under the successor plan.

1.20     Capitalized Terms not defined herein shall have the meaning attributed to them in the RASP.

ARTICLE II

Eligibility

2.01     Eligibility

A.             Deferred Compensation Amount

An Employee shall be eligible to make deferrals of his Compensation under the Plan if he is on the Employer’s U.S. payroll and holds a 39xx or higher job code, or such other criteria as is established by the Committee for eligibility.

B.             Deferred Incentive Award Amount

An Employee shall be eligible to make deferrals of his Incentive Award under the Plan if he is on the Employer’s U.S. payroll, and holds a 39xx or higher job code, or such other criteria as is established by the Committee for eligibility.

2.02        Enrollment

A.             Deferred Compensation Amount

A Participant may enroll in the Plan for purposes of deferring Compensation by November 30, or such other date that is specified by the Committee (“enrollment date”), prior to the end of any calendar year, to be effective as of January 1, of the next succeeding calendar year, by using such enrollment process as established by the Committee for this purpose. Such enrollment process shall provide for the election of the percentage of the Compensation that shall be deferred, the timing of the commencement of deferrals (in accordance with Section 3.04), the timing for payment of Compensation (in accordance with Section 4.01), and the form of payment of Compensation (in accordance with Section 4.05). A new election must be completed for each calendar year for which a deferral of Compensation is desired.

B.             Deferred Incentive Award Amount

A Participant may enroll in the Plan for purposes of deferring an Incentive Award with respect to a particular fiscal year of the Employer no later than 6 months before the end of the fiscal year of the Employer, or such earlier date that is specified by the Committee, by using such enrollment process as established by the Committee for this purpose. Such enrollment process shall provide for the election of the percentage of the Incentive Award that shall be deferred, the timing for payment of the Incentive Award (in accordance with Section 4.01), and the form of payment of the Incentive Award (in accordance with Section 4.05). A new election must be completed for each fiscal year for which a deferral of an Incentive Award is desired.

C.	Enrollment of Newly Eligible Employees

A Participant who first becomes eligible to enroll in the Plan on or after the beginning of a Plan Year, as determined in accordance with section 409A and the Treasury Regulations promulgated thereunder, may be permitted to enroll in the Plan for purposes of electing to defer Compensation (but not Incentive Awards) attributable to services to be performed after such election, provided that the Participant makes the election no later than 30 days after the Participant first becomes eligible to enroll in the Plan.

ARTICLE III

Benefits

3.01	Benefits

The maximum Benefits under this Plan to which a Participant shall be entitled shall be equal to the sum of:

(a)	the Participant’s Deferred Incentive Award Amount credited pursuant to Section 3.03 (and previously credited amounts as described in Section 1.12);

(b)	the Participant’s Deferred Compensation Amount credited pursuant to Section 3.04;

(c)	the Participant’s Annual Profit Sharing Restoration Amount;

(d)	the Participant’s Annual Savings Restoration Amount;

(e)	the Participant’s Annual Matching Restoration Amount; and

(f)	earnings and losses credited to the Participant’s Account in accordance with Section 3.06.

3.02	Annual Profit Sharing Restoration Amount

No amounts shall be credited under this Section 3.02 for any Plan Year beginning after May 30, 2004.

3.03	Deferred Incentive Award Amounts

The Deferred Incentive Award Amount which shall be credited to a Participant’s Account for a Plan Year, shall be equal to the amount of the Incentive Award with respect to the Employer’s fiscal year ending immediately before the Plan Year that a Participant has agreed to defer under this Plan pursuant to procedures established by the Committee. A Participant may agree to defer receipt of up to 100% of his Incentive Award with respect to the Employer’s fiscal year ending immediately before the Plan Year.

3.04         Deferred Compensation Amounts

In the case of a Participant who holds a job code of 39xx or above, the maximum Deferred Compensation Amount shall be equal to 30% of the Participant’s Compensation. Such Participant may elect any whole percentage of his Compensation between 0% and 30%.

In the case of a Participant holding both a 43xx or higher job code, the maximum Deferred

Compensation Amount shall be equal to 50% of the Participant’s Compensation. Such Participant may elect any whole percentage of his Compensation between 0% and 50%.

The Committee may establish procedures for determining the pay date during a Plan Year in which Deferred Compensation Amounts shall begin to be withheld from a Participant’s Compensation, and such procedures may differ depending on the Participant’s job code.

3.05	Participant's Account

The Employer shall create and maintain adequate records to reflect the interest of each Participant in the Plan. Such records shall be in the form of individual Accounts. When appropriate, a Participant's Account shall consist of separate calendar class year subaccounts with respect to each Plan Year for which a Deferred Incentive Award Amount or Deferred Compensation Amount is credited under the Plan. Such Accounts shall be kept for recordkeeping purposes only and shall reflect amounts allocated under Section 3.07, distributions under Article IV, and divestments under Section 6.07. Any Accounts maintained in trust by the Employer shall not be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or Beneficiary to whom benefits are to be paid pursuant to the terms of the Plan.

3.06	Allocation to Participant Account

The Participant's Deferred Incentive AwardAmount and Deferred Compensation Amount shall be credited to the Participant's Account as of the pay date such amount would have been paid to such Participant absent a deferral under the Plan.

The Participant's Annual Savings Restoration Amount, Annual Matching Restoration Amount and Annual Profit Sharing Restoration Amount previously credited under the BRP shall be credited to the Participant’s Account as of the Effective Date.

Each Participant may advise the Committee, in accordance with procedures established by the Committee, on how he wishes his Account to be allocated among the investment options authorized by the Committee and such Participant’s Account shall be credited with earnings and losses at such time and in such manner as determined in the sole discretion of the Committee and shall reflect the allocation of investments made there under. The Participant may change his investment allocation in accordance with procedures established by the Committee. Notwithstanding the foregoing, the Committee reserves the right to determine the Plan’s investment options and the specific process for making investments without regard to the advice received from Participants.

3.07	Vested Percentage

Notwithstanding anything herein to the contrary, a Participant shall be 100% vested at all times in his Deferred Incentive Award Amount, his Deferred Compensation Amount, Annual Savings Restoration Amount, and his Annual Matching Restoration Amount.

A Participant shall be vested in his Annual Profit Sharing Restoration Amount in accordance with Section 8.01(A) of the RASP; provided, however, that forfeited amounts shall not be reallocated among Plan Participants, or be restored to the forfeiting Participant upon reemployment.

3.08	Benefits Under Prior Plans

In no event shall a Participant be entitled to the same amount under this Plan and the KEIP, EIOP, KEBP, or BRP because deferred amounts under such plans have been transferred to this Plan.

ARTICLE IV

Distribution of Benefits

4.01	Benefit Commencement Date

Except in the case of hardship withdrawals (see Section 4.04) and delayed payments for certain specified employees (see Section 4.07), Benefits under the Plan will be paid on the earlier of:

(a)	the Participant’s separation from service (as provided in Section 4.02); or
(b)

in the case of a Deferred Incentive Award Amount, a Deferred Compensation Amount, or an Annual Savings Restoration Amount, a date pre-selected by the Participant (as provided in Section 4.03), in accordance with the election made by the Participant pursuant to Section 2.02.

The payment of the portion of a Deferred Incentive Award Amount that is not determinable at the time of a Participant’s separation from service shall commence as provided under Section 4.05 once the underlying amount of the Incentive Award is determined. If an election is made to have Benefits commence on a date pre-selected by the Participant (as provided in Section 4.03), that election may later be modified to delay payment until the Participant’s separation from service (as provided in Section 4.02), so long as the modification complies with the requirements of Section 409A of the Code as set forth in Section 4.06.

4.02	Separation from Service

Except as otherwise provided in Section 4.01 and 4.03 of this Article, Benefits shall be distributed upon separation from service (within the meaning provided in section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations promulgated thereunder).

4.03	Date Pre-Selected by the Participant

A Participant may elect to have payment of a Deferred Compensation Amount, a Deferred Incentive Award Amount, or an Annual Savings Restoration Amount for a particular Plan Year (except that in the case of a Deferred Incentive Award Amount deferred prior to June 1, 2001, all such amounts must be subject to the same election) commence prior to separation from service, provided that the commencement date is at least two full calendar years after the end of the calendar year in which the Deferred Incentive Award Amount or Deferred Compensation Amount otherwise would have been paid to the Participant absent the deferral under this Plan. For example, payment of a Deferred Incentive Award Amount or a Deferred Compensation Amount that otherwise would have been paid to the Participant in 2008 may be deferred to a date no earlier than January 1, 2011.

4.04   Hardship

Payment of part or all of the Benefits under this Plan may be accelerated in the case of severe financial hardship, which shall mean an emergency or unexpected situation in the Participant's financial affairs, including, but not limited to, illness or accident involving the Participant or the Participant's spouse, the Participant’s beneficiary or any of the Participant’s dependents (within the meaning of section 152(a) of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; the need to pay for funeral expenses for the Participant or the Participant's spouse, the Participant’s beneficiary or any of the Participant’s dependents (within the meaning of section 152(a) of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. All payments in case of hardship must be approved by the Committee, will be limited to the amount necessary to meet the severe hardship, and will be made on or before the 60th day immediately following approval by the Committee.

4.05	Form of Payment

Benefits shall be distributed to a Participant in either a lump sum, or in annual installment payments of at least two (2) years, but not more than ten (10) years, in accordance with the election made by the Participant pursuant to Section 2.02; provided, however, that the Participant’s election under Section 2.02 as to the form of payment of Benefits subsequently may be modified to provide for another permissible form of payment, so long as such election modification complies with the requirements of Section 4.06.

If installment payments are elected, the first installment shall, subject to Section 4.07, be made on or before the 60th day immediately following the event giving rise to the distribution and all subsequent installments shall be paid in January of each subsequent calendar year. Annual installment payments shall be equal to the then remaining Account balance, divided by the number of years remaining in the installment period. To the extent Benefits are not paid in installments, the Account balance shall, subject to Section 4.07, be paid in a lump sum on or before the 60th day immediately following the event giving rise to the distribution.

Whenever payment is called for under Section 4.04 or this Section 4.05 on or before the 60th day immediately following a specified event, the Committee shall retain the sole discretion to determine the actual payment date within that period.

4.06	Limitations on Changes to Timing and Form of Payment Under Section 409A of the Code

Subject to the transition relief described in Article V, a Participant may modify his or her election as to timing of payment under Section 4.01 or form of payment under Section 4.05, provided that the new payment election (a) shall have no effect until at least 12 months after the date on which the election is made, (b) is made at least twelve months prior to the date of the previously scheduled payment (or, in the case of installment payments treated as a single payment, twelve months prior to the date the first amount was scheduled to be paid), and (c) provides for a new scheduled payment date that is at least five years following the previously scheduled payment date (or, in the case of installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).

4.07   Delay in Payment for Specified Employees under Section 409A of the Code

Notwithstanding any other provision to the contrary, if a Participant becomes entitled to a payment due to a separation from service under Section 4.02, and the Participant is a specified employee (within the meaning of section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations promulgated thereunder), payment shall not commence until the first day after the end of the 6-month period immediately following such separation from service. For purposes of the preceding sentence, the term “specified employee” includes any Participant employed at the level of vice president or higher.

4.08	Beneficiary Entitlement

In the event a Participant entitled to installment payments dies before receiving all Benefits under the Plan, the unpaid balance will be paid in a lump sum to such Participant's Beneficiary on or before the 60th day immediately following the Participant's death.

ARTICLE V

Administration; Amendments and Termination;

Rights Against the Company

5.01	Administration

The Committee shall administer this Plan. With respect to the Plan, the Committee shall have, and shall exercise and perform, all the powers, rights, authorities and duties set forth in the RASP with the same effect as if set forth in full herein with respect to this Plan. Except as expressly set forth herein, any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan.

5.02	Amendment and Termination Prior to a Change in Control

The Employer, solely, and without the approval of the Committee or any Participant or Beneficiary, shall have the right to amend this Plan at any time and from time-to-time. Any such amendment shall become effective upon the date stated therein. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant or Beneficiary who was previously receiving Benefits under this Plan to continue to receive such Benefits or of all other Participants and Beneficiaries to receive the Benefits promised under the Plan immediately prior to the later of the effective date or the date of adoption of the amendment.

The Employer has established this Plan with the bona fide intention and expectation that from year-to-year it will deem it advisable to continue it in effect. However, circumstances not now foreseen or circumstances beyond the Employer's control may make it impossible or inadvisable to continue the Plan. Therefore, the Employer, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time; provided, however, that in such event any Participant or Beneficiary who was receiving benefits under this Plan as of the termination date, shall continue to receive such Benefits, and all other Participants and Beneficiaries shall remain entitled to receive the Benefits promised under the Plan immediately prior to the termination of the Plan.

5.03	Rights Against the Employer

The establishment of this Plan shall not be construed as giving to any Participant, Beneficiary, Employee or any person whomsoever, any legal, equitable or other rights against the Employer, or its officers, directors, agents or shareholders, except as specifically provided for herein, or its giving to any Participant any equity or other interest in the assets, business or shares of the Employer or giving any Employee the right to be retained in the employment of the Employer. All terms relating to Incentive Awards that do not involve the deferral of receipt of such awards shall be governed by the EVP or EOIP, as the case may be. All Employees and Participants shall be subject to discharge to the same extent that they would have been if this Plan had never been adopted. Subject to the rights of the Employer to terminate this Plan or any benefit hereunder, the rights of a Participant hereunder shall be solely those of an unsecured creditor of the Employer.

5.04	Certain Cancellations of Deferrals During Calendar Year 2005

Pursuant to Internal Revenue Service Notice 2005-1, Q&A-20, and notwithstanding any other provisions of the Plan, the following deferrals under the Plan shall be cancelled and included in the income of affected Participants in the calendar year ending December 31, 2005:

(a)       All amounts deferred under the Plan (regardless of when the amounts were deferred and regardless of whether the deferrals were elective or nonelective) with respect to any Participant who was an officer of the Company and terminated employment with the Company between June 15, 2005 and July 31, 2005;

(b)       Any amounts that would have been deferred under the Plan during the calendar year ending December 31, 2005, but for an election by a Participant after March 15, 2005 to decrease his or her deferrals under the RASP; and

(c)       Any other amounts specifically designated by the Committee, but only to the extent necessary to avoid adverse tax consequences to a Participant under Section 409A of the Code.

5.05	Use of Transition Relief Under Section 409A of the Code for 2006

The following transition rule will apply during calendar year 2006. The rule will be implemented in accordance with rules and procedures established by the Committee.

If permitted by the Committee, a Participant may make new payment elections with respect to amounts under the Plan provided: (1) the elections are made no later than December 31, 2006 and, (2) a Participant cannot in 2006 change payment elections with respect to payments that would otherwise have become payable in 2006 or cause payments to be made in 2006.

5.06	Use of Transition Relief Under Section 409A of the Code for 2007

The following transition rule will apply during calendar year 2007. The rule will be implemented in accordance with rules and procedures established by the Committee.

If permitted by the Committee, a Participant may make new payment elections with respect to amounts under the Plan provided: (1) the elections are made no later than December 31, 2007 and, (2) a Participant cannot in 2007 change payment elections with respect to payments that would otherwise have become payable in 2007 or cause payments to be made in 2007.

5.07	Compliance with Section 409A of the Code

It is intended that the Plan will comply with section 409A of the Code and the Plan will be administered and interpreted consistent with that intent.

ARTICLE VI

General and Miscellaneous

6.01	Spendthrift Clause

No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or Beneficiary or any other person or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or otherwise encumber or dispose of any interest in the Plan shall be void.

6.02	Severability

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.03	Construction of Plan

The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

6.04	Gender

The personal pronoun of the masculine gender shall be understood to apply to women as well as men except where specific reference is made to one or the other.

6.05	Governing Law

THE VALIDITY AND EFFECT OF THIS PLAN AND THE RIGHTS AND OBLIGATIONS OF ALL PERSONS AFFECTED HEREBY SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

6.06	Unfunded Top Hat Plan

It is the Employer's intention that this Plan be a Top Hat Plan, defined as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as provided in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended from time-to-time. The Employer may establish and fund one or more trusts for the purpose of paying some or all of the benefits promised to Participants and Beneficiaries under the Plan; provided, however, that (i) any such trust(s) shall at all times be subject to the claims of the Employer's general creditors in the event of the insolvency or bankruptcy of the Employer, and (ii) notwithstanding the creation or funding of any such trust(s), the Employer shall remain primarily liable for any obligation hereunder. Notwithstanding the establishment of any such trust(s), the Participants and Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of any such trust or of the Employer.

6.07	Divestment for Cause

Notwithstanding any other provisions of this Plan to the contrary, the right of any Participant, former Participant, or Beneficiary of either, to receive any Benefits, or to have paid to any other person any Benefits, or the right of any such other person to receive any Benefits under this Plan, shall be forfeited, if such Participant's employment with the Employer is terminated because of, or the Participant is discovered to have engaged in, fraud, embezzlement, dishonesty against the Employer, obtaining funds or property under false pretenses, assisting a competitor without permission, or interfering with the relationship of the Employer or any subsidiary or affiliate thereof with a customer. A Participant's or Beneficiary's Benefits shall be forfeited for any of the above reasons regardless of whether such act is discovered prior to or subsequent to the Participant's termination from the Employer or the payment of Benefits under the Plan. If payment has been made, such payment shall be restored to the Employer by the Participant or Beneficiary.

ERISA Rights

This Plan is intended to provide benefits for a select group of highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA). However, it is not subject to most of the requirements or protection of ERISA nor is the Plan eligible for insurance under Title IV of ERISA. Furthermore, the Plan is considered to be an unfunded, non-qualified plan for purposes of complying with the Internal Revenue Code.

Plan Name:

NATIONAL SEMICONDUCTOR CORPORATION

DEFERRED COMPENSATION PLAN

Plan Sponsor:	Employer I.D. Number (EIN):

National Semiconductor Corporation	EIN: 95-2095071

2900 Semiconductor Drive

M/S C1-195

Santa Clara, CA 95052-8090

(408) 721-2489

Plan Number:

006

Plan Year:

The Plan Year is the fiscal year. Plan records are maintained on the basis of this Plan Year.

Plan Administrator:

Retirement and Savings Program Administrative Committee

C/o Corporate Benefits

National Semiconductor Corporation

2900 Semiconductor Drive

M/S C1-195

Santa Clara, CA 95052-8090

(408) 721-2489

Type of Plan:

The Plan is a non-qualified deferred compensation plan for selected key employees of National Semiconductor Corporation.

Agent for Service of Legal Process:

Legal process should be served on the Employer’s Corporate Secretary or the Plan Administrator in care of the Retirement Plans Administration Office at the Employer’s address.

Funding Medium:

The Plan is unfunded and Benefits are paid from the Plan sponsor's general assets.